Exhibit 99.2

rollic zynga

ZYNGA ANNOUNCES FIRST QUARTER 2021 FINANCIAL RESULTS

Record Quarterly Revenue and Bookings

Momentum Across All Aspects of Growth Strategy

Raises Full Year 2021 Revenue and Bookings Guidance

Announces Agreement to Acquire Chartboost

SAN FRANCISCO – May 5, 2021 – Zynga Inc. (Nasdaq: ZNGA) today released financial results for its first quarter ended March 31, 2021 by posting management’s Q1 2021 Quarterly Earnings Letter to its Investor Relations website. Please see the attached Quarterly Earnings Letter or visit http://investor.zynga.com/financial-information/quarterly-results to access the letter.

“We are off to an excellent start in 2021 with record Q1 results driven by breakout performances from our live services, new games and hyper-casual portfolio,” said Frank Gibeau, Chief Executive Officer at Zynga. “Today, we announced our intent to acquire Chartboost, a leading advertising and monetization platform. This transformational acquisition will combine Zynga’s high-quality games portfolio and first-party data with Chartboost’s proven advertising and monetization platform to create a new level of audience scale and meaningfully enhance our competitive advantage in the mobile ecosystem.”

Q1 Growth Highlights:

Record Quarterly Revenue and Bookings Driven by our Live Services Portfolio:

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Delivered best quarterly revenue and bookings performances in Zynga history, driven by an all-time best revenue and bookings quarter for our Social Slots portfolio, in addition to our highest Q1 performances by Empires & Puzzles, Words With Friends, CSR2 and our Casual Cards portfolio. Harry Potter: Puzzles & Spells also continues to build momentum and was a meaningful contributor to our live services growth.

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Record average mobile daily active users (DAUs) of 38 million, up 85% year-over-year, and average mobile monthly active users (MAUs) of 164 million, up 139% year-over-year, primarily driven by our recent additions of Toon Blast, Toy Blast and Rollic’s hyper-casual portfolio.

Recently Launched Puzzle Combat with Additional New Title Launches Planned in 2021 and Beyond:

●	In April, we launched Puzzle Combat worldwide, and early player engagement gives us confidence in our ability to gradually scale the game over the coming quarters.
●	As we progress through 2021, we expect to release FarmVille 3 worldwide and Star Wars: Hunters™ worldwide.

Success in Hyper-Casual Continues with Rollic’s Games Topping the Charts:

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Rollic, one of the fastest-growing hyper-casual companies in the world, delivered its all-time best revenue and bookings quarter with its launches of High Heels! and Blob Runner 3D, which reached the #1 and #2 top free downloaded games positions in the U.S. App Store, respectively.

●	Rollic is attracting new audiences into Zynga’s network by creating universally fun games that are trending in popular culture and leading social media networks including TikTok.

Cross-Platform Play Development Expands with Announcement of Star Wars: Hunters and Acquisition of Echtra:

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We announced our first cross-platform play title will be Star Wars: Hunters, a free-to-play competitive arena combat game made in collaboration with Lucasfilm Games that will be coming to mobile and Nintendo Switch players later in 2021.

●	Acquired Echtra Games, a talented development team with extensive cross-platform play tools and experience to develop a new action role-playing game.

Record International Revenue and Bookings with Asia a Key Contributor:

●	Achieved record Q1 international revenue and bookings primarily driven by Toon Blast, Empires & Puzzles, Rollic’s hyper-casual portfolio, Toy Blast and Harry Potter: Puzzles & Spells.
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Asia continues to be a key driver of our international growth, and we are seeing positive early results with High Heels! and Blob Runner 3D both reaching the #1 top free downloaded games position in the China App Store.

Transformational Ad Tech Acquisition Accelerates Zynga’s Advertising Platform Strategy:

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Today, we announced that we entered into an agreement to acquire Chartboost, a leading mobile advertising and monetization platform, with a massive global audience base of more than 700 million monthly users and a broad network of advertising and publishing partners.

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The addition of Chartboost’s scale and ad tech capabilities, combined with our high-quality games portfolio and first-party data, will meaningfully enhance Zynga’s competitive advantage within the mobile ecosystem.

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Zynga will acquire Chartboost for approximately $250 million in cash, subject to customary closing adjustments. Following the anticipated close of this transaction in Q3 2021, Chartboost is expected to be immediately accretive to Zynga while unlocking additional growth and margin expansion opportunities in 2022 and beyond.

Zynga management will also host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss the company’s results. Questions may be asked on the call and Zynga will respond to as many questions as possible.

The conference call can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

●	Toll-Free Dial-In Number: (800) 537-0745
●	International Dial-In Number: (253) 237-1142
●	Conference ID: 7974907

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Merge Magic!™, Toon Blast™, Toy Blast™, Words With Friends™ and Zynga Poker™. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, relating to, among other things, the proposed acquisition of Chartboost, Inc. (“Chartboost”); our ability to achieve the intended benefits of combining with Chartboost, including expanding our global audience and effectively competing in the mobile advertising industry; our expectations regarding the future launch of new games under development; our expectations regarding international expansion and adoption of our games; and our business objectives and opportunities for future growth. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties and assumptions is or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s website at www.sec.gov.

Contacts:

Investor Relations:

Rebecca Lau

Investors@zynga.com

Media Relations:

Sarah Ross

Sarah@zynga.com

Editor’s Note:

To download Zynga’s B-roll footage and key art for its games, please visit: https://zynga.social/6kt